Exhibit 23.11
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form F-4 of Avago Technologies Finance Pte. Ltd. of our report dated September 29, 2006 relating to the financial statements of Avago Technologies Finance Pte. Ltd., a wholly owned subsidiary of Avago Technologies Limited, which appears in such Amendment No. 1 to the Registration Statement. We also consent to the reference to us under the headings “Experts” in such Amendment No. 1 to the Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
November 15, 2006